Exhibit 3-A

RESTATED CERTIFICATE OF INCORPORATION

OF

DONALDSON COMPANY, INC.

        FIRST.   The name of this corporation is “DONALDSON COMPANY, INC.”

        SECOND.   The registered office of the corporation in the State of Delaware is 4305 Lancaster Pike, City of Wilmington, County of New Castle; and the name of its registered agent at such address is Corporation Service Company.

        THIRD.   The nature of the business and the objects and purposes proposed to be transacted, promoted and carried on are to do any and all of the things herein mentioned as fully and to the same extent as natural persons might or could do, viz.:

        To manufacture, buy, sell, distribute, market and in any manner deal in and with, as manufacturer, jobber, distributor, agent, or otherwise, air cleaners for gas engines, spark-arresting mufflers, breathers, crank-case ventilating systems, all kinds of automotive and mechanical devices, accessories, appliances, parts, tools, products and supplies, and all kinds of products, articles, and things used or useful in connection with automobiles, tractors, trucks, buses, motorcycles, motor vehicles of any kind, boats, airplanes, or airships.

        To carry on a general manufacturing and jobbing business and any business incidental thereto or useful in connection therewith.

        To purchase, lease, hire or otherwise acquire real and personal property, improved and unimproved, of every kind and description and to sell, dispose of, lease, convey and mortgage said property, or any part thereof; to acquire, hold, lease, manage, operate, develop, control, build, erect, maintain for the purpose of said corporation, construct, reconstruct or purchase, either directly or through ownership of stock in any corporation, any lands, buildings, offices, stores, warehouses, mills, shops, factories, plants, machinery, rights, easements, permits, privileges, franchises and licenses, and all other things which may at any time be necessary or convenient for the purposes of the corporation; to sell, lease, hire or otherwise dispose of the lands, buildings or other property of the corporation, or any part thereof.

        To purchase or otherwise acquire, hold, use, sell, or in any manner dispose of and to grant licenses or other rights therein and in any manner deal with patents, inventions, improvements, processes, formulas, trade-marks, trade-names, rights and licenses secured under letters patent, copyrights or otherwise; to enter into any and all license agreements and to pay royalties thereunder.

        To subscribe or cause to be subscribed for, and to purchase and otherwise acquire, hold, sell, assign, transfer, mortgage, pledge, exchange, distribute and otherwise dispose of the whole or any part of the shares of the capital stock, bonds, coupons, mortgages, deeds of trust, debentures, securities, obligations, evidences of indebtedness, notes, good will, rights, assets and property of any and every kind or any part thereof of any other corporation or corporations, association or associations, now or hereafter existing and whether created by the laws of the State of Delaware, or of any other State, Territory or Country, and to operate, manage and control such properties, or any of them, either in the name of such other corporation or corporations or in the name of this corporation, and while owners of any of said shares of capital stock to exercise all the rights, powers and privileges of ownership of every kind and description including the right to vote thereon, with power to designate some person for that purpose from time to time to the same extent as natural persons might or could do.

        To manufacture, purchase, lease or otherwise acquire, hold, own, repair, mortgage, pledge or otherwise hypothecate, sell, assign and transfer, or otherwise dispose of, to invest, trade, deal in and deal with goods, wares and merchandise, and real, personal and mixed property of every class and description, wherever situate; and in particular lands, buildings, business concerns and undertakings, book debts and claims, and any interest in real or personal property, and any claims against such property, or against any person or company, and to carry on any business, concern or undertaking so acquired.

        To acquire the good will, rights and property and to undertake the whole or any part of the assets and liabilities, of any person, firm, association or corporation; to pay for the same in cash, the stock of this company, bonds or otherwise; to hold or in any manner to dispose of the whole or any part of the property so purchased; to conduct in any lawful manner the whole or any part of any business so acquired and to exercise all the powers necessary or convenient in and about the conduct and management of such business.

        To borrow money from and to lend money to any other corporation, or any firm, association, or individual, including corporations in which this corporation is interested as a stockholder or otherwise.

        To enter into, make and perform contracts of every kind for any lawful purpose, without limit as to amount, with any person, firm, association or corporation, town, city, county, state, territory or government.

        To draw, make, accept, endorse, discount, execute and issue promissory notes, drafts, bills of exchange, warrants, debentures and other negotiable or transferable instruments.

        To issue bonds, debentures or obligations and to secure the same by mortgage, pledge, deed of trust or otherwise.

        To purchase, hold and reissue the shares of its capital stock.

        To carry on any or all of its operations and business and to promote its objects within the State of Delaware or elsewhere, without restriction as to place or amount.

        To carry on any other business in connection therewith.

        To do all and everything necessary, suitable, convenient or proper for the accomplishment of any of the purposes, or the attainment of any one or more of the objects herein enumerated or incidental to the powers herein named, or which shall at any time appear conducive or expedient for the protection or benefit of the corporation.

        To do any or all of the things herein set forth to the same extent as natural persons might or could do and in any part of the world, as principals, agents, contractors, trustees or otherwise, alone or in company with others.

        The foregoing clauses shall be construed both as objects and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this corporation, and are in furtherance of, and in addition to, and not in limitation of the general powers conferred by the laws of the State of Delaware.

        It is the intention that the purposes, objects and powers specified in this Article Third and all sub-divisions thereof shall, except as otherwise expressly provided, in nowise be limited or restricted by reference to or inference from the terms of any other clause or paragraph of this article, and that each of the purposes, objects and powers specified in this Article Third shall be regarded as independent purposes, objects and powers.

        FOURTH.   The total number of shares of stock of all classes which the Corporation shall have authority to issue is 121,000,000 divided into 1,000,000 shares of Preferred Stock of the par value of $1.00 each and 120,000,000 shares of Common Stock of the par value of $5.00 each.

        The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of each class of stock are as follows:

        The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, subject to the limitations prescribed by law and in accordance with the provisions hereof, including (but without limiting the generality thereof) the following:

(a) The designation of the series and the number of shares to constitute the series.

(b) The dividend rate of the series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividends shall be cumulative or non-cumulative.

(c) Whether the shares of the series shall be subject to redemption by the corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption.

(d) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series.

(e) Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange.

(f) The extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise.

(g) The restrictions, if any, on the issue or reissue of any additional Preferred Stock.

(h) The rights of the holders of the shares of the series upon the dissolution, liquidation, or winding up of the corporation.

        Subject to the prior or equal rights, if any, of the Preferred Stock of any and all series stated and expressed by the Board of Directors in the resolution or resolutions providing for the issuance of such Preferred Stock, the holders of Common Stock shall be entitled (i) to receive dividends when and as declared by the Board of Directors out of any funds legally available therefor, (ii) in the event of any dissolution, liquidation or winding up of the corporation, to receive the remaining assets of the corporation, ratably according to the number of shares of Common Stock held, and (iii) to one vote for each share of Common Stock held. No holder of Common Stock shall have any pre-emptive right to purchase or subscribe for any part of any issue of stock or of securities of the corporation convertible into stock of any class whatsoever, whether now or hereafter authorized.

        FIFTH.   The minimum amount of capital with which it will commence business is one Thousand Dollars ($1,000.00).

        SIXTH.   The name and place of residence of each of the incorporators are as follows:

NAME	RESIDENCE

S.L. MACKEY	WILMINGTON, DELAWARE
J. SKRIVAN	WILMINGTON, DELAWARE
M. C. PALMATARY	WILMINGTON, DELAWARE

        SEVENTH.   The existence of this corporation is to be perpetual.

        EIGHTH.   The private property of the stockholders of this corporation shall not be subject to the payment of corporate debts to any extent whatever.

        NINTH.   In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized:

        To make, alter, amend and repeal the by-laws;

        To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to alter or abolish any such reserve; to authorize and cause to be executed mortgages and liens upon the property and franchises of this corporation.

        To designate, by resolution passed by a majority of the whole board, one or more committees, each to consist of two or more directors, which committees, to the extent provided in such resolution or in the by-laws of the corporation, shall have and may exercise any or all of the powers of the board of directors in the management of the business and affairs of this corporation and have power to authorize the seal of this corporation to be affixed to all papers which may require it.

        From time to time to determine whether and to what extent and at what times and places and under what conditions and regulations the books and accounts of this corporation, or any of them other than the stock ledger, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account or book or document of the corporation, except as conferred by law or authorized by resolution of the directors or of the stockholders.

        To sell, lease or exchange all of its property and assets, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, when and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders’ meeting duly called for that purpose.

        Directors need not be elected by ballot.

        TENTH.   In the absence of fraud, no contract or transaction between this corporation and any other association or corporation shall be affected by the fact that any of the directors or officers of this corporation are interested in or are directors or officers of such other association or corporation, and any director or officer of this corporation individually may be a party to, or may be interested in, any such contract or transaction of this corporation; and no such contract or transaction of this corporation with any person or persons, firm, association or corporation shall be affected by the fact that any director or officer of this corporation is a party to, or interested in, such contract or transaction, or in any way connected with such person or persons, firm, association or corporation; and each and every person who may become a director or officer of this corporation is hereby relieved from any liability that might otherwise exist from thus contracting with this corporation for the benefit of himself or any person, firm, association or corporation in which he may be in any way interested; provided, however, that in any such case the fact of such interests shall be disclosed to the other directors or stockholders acting upon or in reference to such contract or transaction.

        ELEVENTH.   This corporation may in its By-Laws make any other provision or requirements for the management or conduct of the business of this corporation, provided the same be not inconsistent with the provisions of this certificate or contrary to the laws of the State of Delaware, or of the United States.

        TWELFTH.   This corporation reserves the right to amend, alter, change, add to or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon officers, directors, and stockholders herein are granted subject to this reservation. Any action required or permitted to be taken by the stockholders of this corporation must be effected at an annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

        THIRTEENTH.

1. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in paragraph 2 of this Article Thirteenth:

(a) any merger, consolidation or share exchange of the corporation or any Subsidiary (as hereinafter defined) with any Interested Stockholder (as hereinafter defined) or any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger, consolidation or share exchange would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $10,000,000 or more; or

(c) the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $5,000,000 or more; or

(d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

(e) any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;

shall require the affirmative vote of the holders of at least 75% of the then outstanding shares of capital stock of the corporation entitled to vote in the election of directors (the “Voting Stock”), voting together as a single class (each share of Voting Stock having the number of votes granted to it pursuant to Article Fourth of this Certificate of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

The term “Business Combination” as used in this Article Thirteenth shall mean any transaction which is referred to in any one or more of sub-paragraphs (a) through (e) of this paragraph 1.

2. The provisions of paragraph 1 of this Article Thirteenth shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if all of the conditions specified in either of the following sub-paragraphs (a) or (b) are met:

(a) The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

(b) All of the following conditions shall have been met:

(i) The aggregate amount of cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any share of Common Stock acquired by it within the two year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or in the transaction in which it became an Interested Stockholder, whichever is higher, after giving effect to any appropriate adjustment for stock dividends, stock splits and similar recapitalizations.

(ii) The aggregate amount of cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class of outstanding Preferred Stock (as hereinafter defined) shall be at least equal to the higher of (A) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any shares of such class of Preferred Stock acquired by it (i) within the two-year period immediately prior to the Announcement Date or (ii) in the transaction in which it became an Interested Stockholder, whichever is higher; or (B) the highest preferential amount per share to which the holders of shares of such class of Preferred

Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, regardless of whether the Business Combination to be consummated constitutes such an event. The provisions of this sub-paragraph (b)(ii) shall be required to be met with respect to every class of outstanding Preferred Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Preferred Stock.

(iii) The consideration to be received by holders of a particular class of outstanding Voting Stock shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

(iv) A Proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed by the Company to public stockholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

3. For the purposes of this Article Thirteenth.

(a) “Person” shall mean any individual, firm, corporation or other entity.

(b) “Interested Stockholder” shall mean any person (other than the corporation or any Subsidiary) who:

(i) is the beneficial owner (as hereinafter defined) of more than 10% of the voting power of the outstanding Voting Stock; or

(ii) is an Affiliate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of 10% or more of the voting power of the then outstanding Voting Stock; or

(iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

(c) A person shall be a “beneficial owner” of any voting Stock:

(i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

(ii) which such person or any of its Affiliates or Associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or

(iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

(d) For the purposes of determining whether a person is an Interested Stockholder pursuant to sub-paragraph (b) of this paragraph 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of sub-paragraph (c) of this paragraph 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(e) “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on August 13, 1985.

(f) “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in sub-paragraph (b) of this paragraph 3, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

(g) The term “Disinterested Director” means any member of the Board of Directors of the corporation (the “Board”) who is unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board.

(h) The term “Fair Market Value” means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of Disinterested Directors.

(i) The term “Preferred Stock’ shall mean the Preferred Stock, Preference Stock and Cumulative Preferred Stock and any other class of preferred stock which may from time to time be authorized in or by the Certificate of Incorporation of the Corporation and which by the terms of its issuance is specifically designated “Preferred Stock” for purposes of this Article Thirteenth.

(j) In the event of any Business Combination in which the corporation survives, the phrase “consideration other than cash” as used in sub-paragraphs (b)(i) and (ii) of paragraph 2 of this Article Thirteenth shall include the shares of Common Stock and/or the shares of any other class of Voting Stock retained by the holders of such shares.

4. Nothing contained in this Article Thirteenth shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

5. A majority of the Disinterested Directors shall have the power to interpret all of the terms and provisions of this Article Thirteenth and to make any other factual determination as is necessary.

6. Notwithstanding any other provisions of this Certificate of Incorporation, the By-Laws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the corporation), the affirmative vote of the holders of 75% or more of the shares of Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article Thirteenth; provided, however, that this paragraph 6 shall not apply to, and such 75% vote shall not be required for, any amendment, repeal or adoption unanimously recommended by the Board of Directors if all such directors are persons who would be eligible to serve as Disinterested Directors within the meaning of this Article Thirteenth.

        FOURTEENTH.   No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damage for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Dated:	November 23, 2004	/s/ Norman C. Linnell

Norman C. Linnell Vice President and Secretary

CERTIFICATE OF CHANGE OF REGISTERED AGENT
AND
REGISTERED OFFICE

* * * * *

Donaldson Company, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DOES HEREBY CERTIFY:

That the registered office of the corporation in the state of Delaware is hereby changed to Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.

That the registered agent of the corporation is hereby changed to THE CORPORATION TRUST COMPANY, the business address of which is identical to the aforementioned registered office as changed.

That the changes in the registered office and registered agent of the corporation as set forth herein were duly authorized by resolution of the Board of Directors of the corporation.

IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by an authorized officer, this 18th day of February, 2005.

/s/ Norman C. Linnell
Norman C. Linnell
Vice President, General Counsel and Secretary

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
DONALDSON COMPANY, INC.

The undersigned hereby certifies that, at a meeting of the stockholders of Donaldson Company, Inc., a Delaware corporation, duly called and held on November 18, 2011, the amendment to its Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, and that such amendment has not been subsequently modified or rescinded:

RESOLVED, that the first paragraph of Article FOURTH of the Certificate of Incorporation of Donaldson Company, Inc. shall be deleted in its entirety and replaced with the following:

“The total number of shares of stock of all classes which the Corporation shall have authority to issue is 241,000,000 divided into 1,000,000 shares of Preferred Stock of the par value of $1.00 each and 240,000,000 shares of Common Stock of the par value of $5.00 each.”

IN WITNESS WHEREOF, I have executed this certificate this 30th day of January 2012.

/s/ Norman C. Linnell
Norman C. Linnell
Secretary